Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2014 UNAUDITED FINANCIAL RESULTS AND MANAGEMENT CHANGES AT CHANGYOU.COM

BEIJING, CHINA, November 3, 2014 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•	Total revenues were US$430 million, up 17% year-over-year and 8% quarter-over-quarter.

•	Brand advertising revenues were US$149 million, up 19% year-over-year and 12% quarter-over-quarter.

•	Sogou[1] revenues were US$106 million, up 86% year-over-year and 17% quarter-over-quarter.

•	Online game revenues were US$150 million, down 7% year-over-year and 2% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$28 million, or US$0.74 loss per fully-diluted share.

•	Non-GAAP[2] net loss attributable to Sohu.com Inc. was US$23 million, or US$0.61 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “We had a solid quarter, and our financial performance was largely in line with our expectations. Some of our key business lines continued to show strong momentum. Sohu Video maintained a healthy growth in users, driven by an impressive 40% sequential increase in mobile traffic. Sogou’s quarterly revenue exceeded $100 million for the first time and was up 86% year-over-year. In September, Sogou’s mobile Keyboard became the No.1 app on the iOS China app store’s ranking table once Apple finally allowed third party input method software to work on its iOS 8 system.”

Dr. Zhang added, “For Changyou, while user engagement in its PC MMO games remained resilient, what’s more exciting is that we launched a couple of mobile games showing initial success. In particular TLBB 3D, which was launched last Wednesday, was reported to have become the most popular mobile game on iPhone in China. This marks Changyou’s solid step in the mobile game space. In the meantime, Changyou continued to invest in its platform initiative with average monthly active users totaling 275 million in the third quarter, up 178% from a year ago.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the third quarter, with major progress made in both search and input method, Sogou further reinforced its leading position in mobile Internet. In search, aggressive marketing initiatives helped enhance the brand recognition of Sogou. This, combined with the unique advantages based on differentiated search services, has driven the continuous growth of our search traffic. Notably, mobile search traffic grew by nearly 20% quarter-over-quarter. Meanwhile, the successful launch of Sogou mobile Keyboard on iPhone, which can run and display on the interface of every single app, will significantly grow our mobile user base. On the very first day when Sogou Keyboard was launched in Apple’s App Store in China, it became No.1 free app and remained on that place for the next two weeks. Financially, Sogou revenues surpassed $100 million mark and we achieved profitability for three quarters in a row. This solid financial performance enables us to continuously step up investments in mobile to capture greater opportunities and expand market presence.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2014 were US$430 million, up 17% year-over-year and 8% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the third quarter of 2014, were US$247 million, up 40% year-over-year and 13% quarter-over-quarter.

[1]	Sogou operates the search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. The search and others business includes search and Sogou Web Directory. In the statements of operations, revenues from search and Sogou Web Directory are recorded as “Search and others” revenue, and revenues from IVAS are recorded as “Others” revenue.
[2]	Non-GAAP results exclude income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Brand advertising revenues for the third quarter of 2014 totaled US$149 million, up 19% year-over-year and 12% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to increases in revenues from online video advertising.

Search and others revenues for the third quarter of 2014 were US$98 million, up 88% year-over-year and 16% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to increases in the number of paid clicks and higher average cost per click.

Online game revenues for the third quarter of 2014 were US$150 million, down 7% year-over-year and 2% quarter-over-quarter. The year-over-year decrease was mainly due to decreased revenues from Wartune and DDTank, as both games have now entered into a relatively mature phase in China, as well as from TLBB, following the strategic decision to reduce the game’s difficulty. The quarter-over-quarter decrease was mainly due to players spending less money in TLBB after Changyou made a strategic decision to reduce the level of difficulty of the game.

Gross Margin

Both GAAP and Non-GAAP gross margin were 58% for the third quarter of 2014, compared with 66% in the third quarter of 2013 and 58% in the second quarter of 2014.

Both GAAP and Non-GAAP online advertising gross margin for the third quarter of 2014 were 48%, compared with 49% in the third quarter of 2013 and 44% in the second quarter of 2014.

Both GAAP and non-GAAP gross margin for the brand advertising business in the third quarter of 2014 were 44%, compared with 49% in the third quarter of 2013 and 38% in the second quarter of 2014. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter increase in gross margin was primarily due to increased revenues and essentially flat costs.

GAAP gross margin for the search and others business in the third quarter of 2014 was 53%, compared with 49% in the third quarter of 2013 and 52% in the second quarter of 2014. Non-GAAP gross margin for the search and others business in the third quarter of 2014 was 53%, compared with 49% in the third quarter of 2013 and 53% in the second quarter of 2014. The year-over-year increases were primarily attributable to increased revenues and decreases in traffic acquisition costs and bandwidth costs as a percentage of search and others revenues.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2014 were 77%, compared with 87% in the third quarter of 2013 and 80% in the second quarter of 2014. The year-over-year and quarter-over-quarter decreases were mainly due to additional costs of licensed MMO and mobile games that were launched in the third quarter of 2014, as well as increased salary and benefits expense.

Operating Expenses

For the third quarter of 2014, operating expenses totaled US$289 million, up 52% year-over-year and down 1% quarter-over-quarter. Non-GAAP operating expenses were US$275 million, up 47% year-over-year and 3% quarter-over-quarter. The year-over-year increases were mainly due to increased compensation expense and marketing and promotion expenses.

Operating Loss

Operating loss for the third quarter of 2014 was US$41 million, compared with operating profit of US$52 million in the third quarter of 2013 and operating loss of US$62 million in the second quarter of 2014.

Non-GAAP operating loss for the third quarter of 2014 was US$26 million, compared with operating profit of US$55 million in the third quarter of 2013 and operating loss of US$35 million in the second quarter of 2014.

Income Tax Benefit

Income tax benefit, both GAAP and non-GAAP, was US$1 million in the third quarter of 2014, compared with income tax expense of US$19 million in the third quarter of 2013 and an income tax benefit of US$2 million in the second quarter of 2014. The income tax benefit in the third quarter of 2014 consisted of a net US$1.3 million tax benefit recognized by Sohu businesses other than Changyou, offset by US$0.3 million of income tax expense recognized by Changyou.

Net Loss

Before deducting the share of net loss pertaining to Non-controlling Interest, GAAP net loss for the third quarter of 2014 was US$32 million, compared with net income of US$41 million in the third quarter of 2013 and net loss of US$51 million in the second quarter of 2014. Non-GAAP net loss for the third quarter of 2014 was US$17 million, compared with net income of US$44 million in the third quarter of 2013 and net loss of US$24 million in the second quarter of 2014.

GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2014 was US$28 million, or US$0.74 loss per fully-diluted share, compared with net loss of US$65 million in the third quarter of 2013 and net loss of US$45 million in the second quarter of 2014. Non-GAAP net loss attributable to Sohu.com Inc. for the third quarter of 2014 was US$23 million, or US$0.61 loss per fully-diluted share, compared with net income of US$20 million in the third quarter of 2013 and net loss of US$34 million in the second quarter of 2014.

Liquidity

As of September 30, 2014, the Sohu Group had cash and cash equivalents and short-term investments of US$1.1 billion, compared with US$1.3 billion as of December 31, 2013.

Ms. Carol Yu, President and CFO of Sohu.com Inc., commented, “I am pleased that we made solid progress across our business lines. Notably, our range of mobile services and products, like video, search and games, all gained strong traction as our user base expanded quickly. Over time, we expect that our monetization in mobile will substantially ramp up along with the development of the entire mobile Internet market. With my new additional responsibilities at Changyou, I will endeavor to bring long-term value to both Sohu and Changyou shareholders.”

Management Changes at Changyou.com

Sohu also announced that Mr. Tao Wang has resigned as Changyou’s Chief Executive Officer for personal reasons. Changyou’s Board of Directors has appointed Ms. Carol Yu, President and CFO of Sohu.com Inc., and Mr. Dewen Chen, Changyou’s President, to be Co-CEOs. Ms. Yu will maintain her position as President and CFO of Sohu in addition to her new role with Changyou. Mr. Wang will continue to serve as a Director of Changyou.

Dr. Zhang stated, “On behalf of Sohu, I would like to thank Tao for his extraordinary contribution in leading Changyou to become one of the most premier online game companies in China. Tao has played a vital role in creating the legendary Tian Long Ba Bu and other popular games which gained remarkable success. In his continued capacity as a member of Changyou’s Board, Tao will continue to serve Changyou with his industry insights and inspirations. In Carol’s new capacity, she will work closely with Dewen to build on the strong foundations Tao has built over his 10-year tenure.”

Business Outlook

For the fourth quarter of 2014, Sohu estimates:

•	Total revenues to be between US$442 million and US$462 million.

•	Brand advertising revenues to be between US$145 million and US$150 million; this implies a sequential decrease of 3% to a sequential increase of 1% and an annual increase of 18% to 22%.

•	Sogou revenues to be between US$118 million and US$123 million; this implies a sequential increase of 11% to 16% and an annual growth of 68% to 75%.

•	Online game revenues to be between US$155 million and US$165 million; this implies a sequential increase of 3% to 10% and an annual decrease of 4% to 10%.

•	Guidance on Non-GAAP net income, Non-GAAP fully diluted earnings per ADS, and share-based compensation expense for the fourth quarter of 2014 will not be provided at this time, as there are uncertainties as to expected costs and expenses associated with mobile games launched, expected to be launched, and currently in development.

Non-GAAP Disclosure

Sohu discloses its non-GAAP operating results by excluding income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for software on mobile devices, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop successful games for mobile platforms or successfully monetize mobile games it develops or acquires, the possibility that Changyou’s efforts in building and monetizing its platform business will not be successful and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, November 3, 2014 (9:30 p.m. Beijing/Hong Kong time, November 3, 2014) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-800-742-9301
International:	+61-2-8373-3610
Hong Kong:	+852-3051-2792
China Mainland	+86-800-870-0210 / +86-400-120-3170
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on November 3 through November 11, 2014. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	22394278

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes several of the most popular online games in China, such as Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and Wartune (also known as Shen Qu) and DDTank, which are two popular web games in China. Changyou also owns and operates the 17173.com Website, a leading game information portal in China, and various game platforms. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.

Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen

Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Sep. 30, 2014	Jun. 30, 2014	Sep. 30, 2013
Revenues:
Online advertising
Brand advertising	$148,823	$133,408	$124,780
Search and others	98,437	85,064	52,305

Subtotal	247,260	218,472	177,085

Online games	150,338	153,877	161,494
Others (a)	32,817	27,802	29,744

Total revenues	430,415	400,151	368,323

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $218, $700 and $66, respectively)	83,424	82,898	63,780
Search and others (includes stock-based compensation expense of $193, $482 and $24, respectively)	46,375	40,420	26,785

Subtotal	129,799	123,318	90,565

Online games (includes stock-based compensation expense of $58, $17 and $38, respectively)	33,949	30,263	21,750
Others (includes stock-based compensation expense of $0, $0 and $0, respectively) (a)	17,912	16,305	13,175

Total cost of revenues	181,660	169,886	125,490

Gross profit	248,755	230,265	242,833

Operating expenses:
Product development (includes stock-based compensation expense of $6,052, $7,294 and $912, respectively)	107,971	102,218	70,551
Sales and marketing (includes stock-based compensation expense of $937, $2,111 and $359, respectively)	131,742	136,606	90,728
General and administrative (includes stock-based compensation expense of $7,342, $15,961 and $1,799, respectively)	49,730	53,246	29,365

Total operating expenses	289,443	292,070	190,644

Operating profit/(loss)	(40,688)	(61,805)	52,189

Other income	896	694	1,533
Interest income	7,468	8,779	7,595
Exchange difference	(610)	59	(1,305)

Income (loss) before income tax expense	(32,934)	(52,273)	60,012
Income tax expense/ (benefit)	(1,036)	(1,740)	18,923

Net Income (loss)	(31,898)	(50,533)	41,089

Less: Net income (loss) attributable to the noncontrolling interest shareholders	(4,760)	(9,443)	22,855

Dividend to non-controlling Sogou series A preferred shareholders	—	—	82,423

Net loss attributable to Sohu.com Inc.	(27,138)	(41,090)	(64,189)

Basic net loss per share attributable to Sohu.com Inc.	$(0.71)	$(1.07)	$(1.68)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,485	38,475	38,288

Diluted net loss per share attributable to Sohu.com Inc.	$(0.74)	$(1.16)	$(1.69)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,485	38,475	38,522

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2014	As of Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$840,896	$1,287,288
Restricted time deposits	299,861	393,087
Short-term investments	209,508	2,827
Investment in debt securities	—	82,009
Accounts receivable, net	179,994	154,342
Prepaid and other current assets	123,060	132,002

Total current assets	1,653,319	2,051,555

Long-term investments	25,638	—
Fixed assets, net	541,903	564,442
Goodwill	320,586	208,795
Intangible assets, net	123,539	107,108
Restricted time deposits	143,825	40,961
Prepaid non-current assets	8,709	9,527
Other assets	34,351	16,327

Total assets	$2,851,870	$2,998,715

LIABILITIES
Current liabilities:
Accounts payable	$135,966	$125,896
Accrued liabilities	228,192	227,018
Receipts in advance and deferred revenue	111,810	113,328
Accrued salary and benefits	123,852	90,901
Taxes payable	30,750	48,324
Deferred tax liability	21,500	18,813
Short-term bank loans	—	410,331
Other short-term liabilities	91,736	79,798
Contingent consideration	2,950	—

Total current liabilities	$746,756	$1,114,409

Long-term accounts payable	5,211	6,252
Long-term bank loans	370,000	—
Long-term tax payable	24,820	24,835
Deferred tax liabilities	10,685	12,337
Contingent consideration	1,839	4,162
Total long-term liabilities	$412,555	$47,586

Total liabilities	$1,159,311	$1,161,995

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,220,113	1,326,705
Noncontrolling Interest	472,446	510,015

Total shareholders’ equity	$1,692,559	$1,836,720

Total liabilities and shareholders’ equity	$2,851,870	$2,998,715

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Sep. 30, 2014				Three Months Ended Jun. 30, 2014				Three Months Ended Sep. 30, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		218	(a)			700	(a)			66	(a)

Brand advertising gross profit	$65,399	$218		$65,617	$50,510	$700		$51,210	$61,000	$66		$61,066

Brand advertising gross margin	44%			44%	38%			38%	49%			49%

		193	(a)			482	(a)			24	(a)

Search and others gross profit	$52,062	$193		$52,255	$44,644	$482		$45,126	$25,520	$24		$25,544

Search and others gross margin	53%			53%	52%			53%	49%			49%

		411	(a)			1,182	(a)			90	(a)

Online advertising gross profit	$117,461	$411		$117,872	$95,154	$1,182		$96,336	$86,520	$90		$86,610

Online advertising gross margin	48%			48%	44%			44%	49%			49%

		58	(a)			17	(a)			38	(a)

Online games gross profit (c)	$116,389	$58		$116,447	$123,614	$17		$123,631	$139,744	$38		$139,782

Online games gross margin	77%			77%	80%			80%	87%			87%

Others gross profit (c)	$14,905	$—		$14,905	$11,497	$—		$11,497	$16,569	—		16,569

Others gross margin	45%			45%	41%			41%	56%			56%

		469	(a)			1,199	(a)			128	(a)

Gross profit	$248,755	$469		$249,224	$230,265	$1,199		$231,464	$242,833	$128		$242,961

Gross margin	58%			58%	58%			58%	66%			66%

		14,800	(a)			26,565	(a)			3,198	(a)

Operating profit (loss)	$(40,688)	$14,800		$(25,888)	$(61,805)	$26,565		$(35,240)	$52,189	$3,198		$55,387

Operating margin	-9%			-6%	-15%			-9%	14%			15%

		14,800	(a)			26,565	(a)			3,198	(a)

Net income (loss) before Non-Controlling Interest	$(31,898)	$14,800		$(17,098)	$(50,533)	$26,565		$(23,968)	$41,089	$3,198		$44,287

										2,440	(a)
		4,953	(a)			10,499	(a)			82,423	(b)

Net income (loss) attributable to Sohu.com Inc. for diluted net income (loss) per share (d)	$(28,402)	4,953		(23,449)	$(44,509)	$10,499		$(34,010)	$(65,021)	$84,864		$19,843

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(0.74)			(0.61)	$(1.16)			$(0.88)	$(1.69)			$0.51

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,485			38,485	38,475			38,475	38,522			38,559

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Deemed dividend to noncontrolling Sogou series A preferred shareholders.
(c)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.
(d)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.